Exhibit 2.1
                              ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made this _____ day of February, 1997, by and among PLAYERS NEVADA, INC., a Nevada corporation ("Players Nevada"), PLAYERS MESQUITE LAND, INC., a Nevada corporation ("Players Mesquite"), PLAYERS MESQUITE GOLF CLUB, INC., a Nevada corporation ("Players Golf" and together with Players Nevada and Players Mesquite, sometimes herein collectively called "Seller"), each having an office at 930 West Mesquite Blvd., Mesquite Nevada 89024, and RBG, LLC, a Nevada limited liability company ("Buyer"), with offices at 911 No. Buffalo Drive, Suite 201, Las Vegas, NV 89128.

R E C I T A L S

A.	Players Nevada is the fee owner of certain real
property in the City of Mesquite, County of Clark, and State of Nevada, known as Assessor's Parcel Nos. 670-320-019, 670-350- 007 and 670-350-004 (the "Casino Land"), upon which Players Nevada is presently operating a hotel and casino (the "Casino Hotel").

	B.	Players Mesquite is the fee owner of certain
undeveloped land located in the City of Mesquite, County of Clark, and State of Nevada, known as Assessor's Parcel No. 670-
350-003 (the "Undeveloped Land").

	C.	Players Golf is the owner of a leasehold interest in
certain land in the City of Mesquite, County of Clark, and State of Nevada, which land is more particularly described pursuant to that certain Memorandum of Lease dated June 2, 1995, between Players Golf and River View Limited Liability Company, recorded in the real estate records of Clark County, Nevada on June 7, 1995 in Book 950607 as Instrument No. 00510 as amended; and maintains a land use permit (Serial No. N-59743) from the US
Dept. of the Interior, Bureau of Land Management, for a parcel known as "Government Lot 2"; upon which lands (collectively, the "Golf Course Land") is located a golf course (the "Golf Course").

	D.	Seller operates the Casino Land, Undeveloped Land, Golf
Course Land, Casino Hotel, Golf Course and certain related assets and properties as a casino/hotel/resort business known as "Players Island Resort-Casino-Spa-Golf Course" in Mesquite,
Nevada (the "Business").

	E.	Seller desires to sell to Buyer and Buyer desires to
purchase from Seller, Seller's right, title and interest in the Casino Land, the Undeveloped Land and leasehold interest in the Golf Course Land (collectively, the "Land"), together with the Casino Hotel, the Golf Course and all of Seller's right, title and interest in and to the other properties and assets used exclusively in connection with the Business, as more particularly described herein.

	F.	Seller and Buyer contemplate that the sale and purchase
described in Recital Paragraph E, above, shall be accomplished, subject to the terms hereof, in two (2) separate transactions:
the first being the sale by Seller to Buyer and immediate leaseback by Buyer to Seller of the properties and assets described in Section 1.1(a) hereof, and the second being the sale, subject to regulatory approval (as to gaming devices), of all remaining properties and assets described in Section 1.1(b) hereof, and the termination of the aforesaid leaseback arrangement.

A G R E E M E N T S

	Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Purchase and Sale of Assets

	1.1	Agreement to Purchase and Sell.  On the terms and
subject to the conditions contained in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, substantially all of Seller's assets, properties and rights as of the Closing Date (as herein defined), comprising or used in the operation of the Business (but specifically excluding the Excluded Assets, as defined and specified in Section 1.2 hereof ), as follows:

		(a)	Upon and subject to the terms and conditions set
forth in this Agreement, at the First Closing (as hereinafter defined) Seller shall sell, transfer and convey to Buyer, and Buyer shall purchase and accept from Seller, Seller's right, title and interest in and to the following properties and assets of Seller (the "Non-Gaming Hard Assets"), to the extent the same are legally transferable by Seller:

			(1)	The Land, together with rights,
appurtenances, buildings and improvements thereto and thereon, including without limitation, the Casino Hotel, the Golf Course and the following:

				(a)	All of Seller's right, title and
interest in and to (i) all rights, privileges and easements appurtenant to the Land, and (ii) all of Seller's development rights, air rights, and all water rights relating to the Land;
and

				(b)	All of Seller's right, title and
interest in and to the improvements and fixtures (including heating and air-conditioning systems and fixtures used to provide any utility services, food and beverage services, recreation, and other services or activities) located on the Land.

The Land is more particularly described in Exhibits A-1 through A-3, attached hereto and by this reference made a part hereof.

			(2)	All of Seller's right, claim, title and/or
interest in, to and under any contracts, leases, permits, approvals, agreements or other instruments relating to the ownership, development and/or operation of the Land, or any portion thereof, including without limitation, all such items filed or recorded in the public records relating to the Land, or any portion thereof, and those agreements and instruments more particularly described in Exhibit "B", attached hereto and by this reference made a part hereof; but excluding, however, those that are to be assigned at the Second Closing as part of the Gaming and Other Assets under subsection (b) hereof
(collectively, the "Realty Agreements").

			(3) All of Seller's right, title and interest in and to the furniture and furnishings, non-gaming equipment, appliances, motor vehicles, and other transportation equipment, tools, signs and signage, utensils, tableware, chinaware, glassware, silverware, and all other tangible personal property owned by Seller on the First Closing Date (hereinafter defined) and used in the ownership, operation and maintenance of the Business, including, but not limited to, all assignable warranties on any such items of property, but only to the extent reflected on Seller's books as of the First Closing Date under the categories "Restaurant", "Beverage", "Arcade", "Spa", and
"Operations/Admin/Mkt" (the "First Assets").

			(4) All of Seller's right, title and interest in, to and under that certain loan made by Players Golf to River View
Limited Liability Company ("River View") in the amount of up to $650,000.00 (the "Hafen Loan"), under and pursuant to the terms of that certain Loan Agreement dated June 2, 1995, evidenced by a certain $650,000.00 Promissory Note dated June 2, 1995, and secured by that certain Deed of Trust and Assignment of Rents encumbering the Golf Course Land and certain other surrounding lands and premises as well as surrounding river bottom land, together with certain personal property, all owned by River View and all as more particularly described therein (the "Hafen Loan
Documents").

Immediately thereafter, Seller and Buyer shall execute and deliver a lease for the Real Property (as defined in Section 1.3, below), all as more specifically provided in Section 1.3, below.

		(b)	Upon and subject to the terms and conditions set
forth in this Agreement, at the Second Closing (as hereinafter defined) Seller shall sell, transfer and convey to Buyer, and Buyer shall purchase and accept from Seller, Seller's right, title and interest in and to the following properties and assets of Seller (the "Gaming and Other Assets"), to the extent the same are legally transferable by Seller:

			(1)	All of Seller's right, title and interest in
and to the furniture and furnishings, non-gaming equipment, appliances, motor vehicles, and other transportation equipment, tools, signs and signage, utensils, tableware, chinaware, glassware, silverware, and all other tangible personal property owned by Seller on the Second Closing Date (hereinafter defined) and used in the ownership, operation and maintenance of the Business, including, but not limited to, all assignable warranties on any such items of property, other than the items sold and transferred to Buyer under Section 1.1(a)(3), above.

			(2)	All inventories of supplies and materials,
including without limitation food and beverage stocks (but not hotel gift shop, spa gift shop and golf course gift shop inventory, which shall remain Seller's property), and other consumable items that Seller has historically inventoried, provided that Buyer's right to use any such items bearing one or more of the Marks (as defined in Section 1.2(k), below) shall continue only for a period of 90 days following the date of the Second Closing, as hereinafter provided.

			(3)	All of Seller's right, title and interest in
and to any intangible personal property owned by Seller and used in the ownership, use and operation of the Real Property and Business, but excluding any intangible Excluded Assets (including without limitation, the Marks) as provided in Section 1.2, below.

			(4)	All contracts, leases, agreements, claims and
rights (and benefits arising therefrom) with or against all persons whomsoever, relating to the Business or the assets described in this subsection, or any portion thereof, including without limitation, all development agreements, supply agreements, service agreements and/or franchise agreements, if any, and all leases of personal property, regardless of whether
Seller is lessee or lessor thereunder, including without limitation, matters of public record but specifically excluding any of the Realty Agreements described in subsection (a)(2) hereof (the "Other Agreements") (the Other Agreements and the
Realty Agreements are sometimes referred to collectively herein as the "Contracts").

			(5)	All advance reservations, bookings, room
deposits (the foregoing adjusted as provided in Section 3.12(a) hereof), and originals of casino credit files with respect to the Casino Hotel.

			(6)	Any telephone numbers used exclusively in
connection with the Business.

			(7)	Any and all gaming devices, gaming device
parts inventory, gaming tables and any or all other related gaming equipment, provided that the sale and transfer of such machines, inventory and equipment are subject to prior gaming regulatory approval.

			(8)	Computer hardware and software listed on
Schedule 1.1(b)(8), attached hereto.

			(9)	Any and all permits and approvals with
respect to the Business or any of the properties and assets described in this subsection (b).

			(10)	All other properties and assets of Seller
used in the operation of the Business, except for those Excluded
Assets described in Section 1.2 hereof.

			(11)	All of Seller's irrigation shares relating to
the Land.

The Non-Gaming Hard Assets and the Gaming and Other Assets are sometimes referred to collectively hereinafter as the "Property".

	1.2	Excluded Assets.   Notwithstanding any  provision
hereof to the contrary, the Purchased Assets shall not include any of the following properties or assets of Seller (the
"Excluded Assets"):

		(a)	all cash on hand and in banks, and cash
equivalents;

		(b)	all gaming chips (including reserve chips) and
tokens;

		(c)	Seller's books and records, in whatever medium,
including without limitation digitally or magnetically stored data, except for such books and records required by the Nevada
Gaming Authorities (hereinafter defined) to be maintained at the Casino Hotel, which shall be and remain part of the Property transferred to Buyer hereunder, and such other books and records which are necessary for the ongoing operation of the Business from and after the Second Closing Date, of which Buyer shall be entitled to retain copies, and Seller the originals;

		(d)	securities, investments, bank accounts, time
certificates of deposit, utility deposits, deposits by Seller and refund claims, whether or not such Property relate to Seller's ownership of the Property or operation of the Business;

		(e)	any computer hardware or software not specifically
listed on Schedule 1.1(b)(8) hereto (provided, however, that any personal computers and related non-proprietary software and any electronic and other equipment used in connection with slot machines or the operation of keno or race and sports book activities that are located at the Casino Hotel shall not be Excluded Assets);

		(f)	any insurance policies relating to the Business or
the Property and rights thereunder;

		(g)	chooses in action, claims (other than warranty
claims relating to any of the Property, which shall be included in the Property transferred to Buyer hereunder) and litigation;

	 	(h)	any obligations to and benefits from members of
Players Preferred Club;

		(i)	all guest ledger receivables, rents, notes and
loans payable to Seller, and other accounts (collectively, the "Receivables") relating to the Business, except for the Hafen
Loan and the Hafen Loan Documents;

		(j)	All player/customer lists, player/customer records
and player/customer information other than such lists, records and information relating exclusively to customers/players of the Casino Hotel;

		(k)	all patents, inventions, trade secrets, business
and marketing plans, copyrights and applications therefor, trademarks and applications therefor, service marks and applications therefor, trade names and applications therefor, names and slogans used by Seller involving or including the name
"Players" or "Players Island", or any variation thereof, and Seller's corporate name(s), and all goodwill associated with any of the foregoing; provided, however, that Seller shall, at the Second Closing, grant to Buyer a non-exclusive limited license to use and consume those tangible items sold and purchased hereunder which bear any of Seller's trademarks, tradenames, servicemarks, slogans or designs (the "Marks"), as more particularly provided in Section 8.3, below;

		(l)	all hotel gift shop, spa gift shop and golf course
gift shop inventories;

		(m)	all Non-Assignable Assets, to the extent the same
cannot ultimately be validly and legally transferred by Seller without additional cost to Seller;

		(n)	rights arising from prepaid expenses, if any;

		(o)	any refunds due with respect to insurance premium
payments, and any refunds due from federal, state and local taxing authorities with respect to taxes paid by Seller and accrued or relating to periods prior to the First Closing or the Second Closing, as applicable;

		(p)	all rights of indemnification, claims and causes
of action which relate to the conduct of the Business prior to the Second Closing Date, including, without limitation, those arising by operation of law or in equity or otherwise, but excluding warranty claims with respect to the inventory or the equipment described in Section 1.1(b)(1) or (2), above, or product liability against the suppliers or manufacturers thereof;

		(q)	Seller's corporate charter, minute and stock
record books, and corporate seal and tax returns;

		(r)	the assets, if any, described in Schedule 1.2(r).

	1.3	Leaseback.  At the First Closing, Seller and Buyer
shall enter into a certain "triple net" lease covering the Real Property (defined below), in the form attached as Exhibit "C" hereto, and by this reference made a part hereof, pursuant and subject to which Seller shall remain in possession of the Real Property, and shall continue to operate the Business, as more particularly provided hereinbelow (the "Lease"). "Real Property" shall mean the First Assets and the Land, together with all rights and appurtenances (including water rights, if any) thereto, and all buildings, improvements, fixtures and other items of real property thereon; excluding, however, any obligations or liabilities under the Realty Agreements, which obligations and liabilities shall be the sole responsibility of Buyer from and after the First Closing.

	1.4	Non-Assignable Assets.  Seller and Buyer acknowledge
and agree that certain of the Contracts or other items of Property may not, by their terms or nature, be assignable by Seller to Buyer (the "Non-Assignable Assets"). The Purchase
Price (as hereinafter defined) shall not be reduced because any of the Property is or remains a Non-Assignable Asset, nor shall Seller be held or deemed in default under this Agreement by reason thereof.

	1.5	Right to Market.  Notwithstanding any provision of this
Agreement to the contrary, between the date hereof and 5:00 p.m.
EST on February 28, 1997, Seller may at any time invite, entertain, negotiate and/or accept offers from, and consummate transactions with, parties other than Buyer, for the sale and purchase or other disposition of the Business and the Property, or any portion thereof. Seller retains the right to terminate this Agreement as provided in Section 3.9, below.

ARTICLE II

Assumption of Liabilities

	2.1	First Agreement to Assume.  At the First Closing, Buyer
shall assume and agree to discharge and perform when due, and indemnify, defend and agree to hold Seller, its present and affiliated entities, and the officers, directors and agents of each of them harmless from and against, all liabilities and obligations of Seller relating to the ownership, development and/or operation of the First Assets and the Land, or any portion thereof, including, without limitation development, payment and other liabilities and obligations under the Realty Agreements, together with all Seller's liability or obligation under or with respect to the Hafen Loan. Buyer acknowledges that certain disagreements currently exist between Seller and the other parties to certain of the Realty Agreements, including without limitation, disagreements as to: (i) the exact boundaries of the Golf Course, (ii) the exact infrastructure improvement obligations of Seller, and (iii) the rights and obligations of such parties concerning the proposed residential development surrounding the Golf Course. Buyer hereby waives any right to allege a breach or default under any covenant, warranty or representation of Seller hereunder as a result of such disagreements, and in addition to receiving Seller's right, claim, title and/or interest thereunder as provided under Section 1.1(a)(2), above) assumes the liabilities and obligations described in this Section 2.1 without qualification or limitation as a result thereof.

	2.2	Second Agreement to Assume.  In addition to the
liabilities assumed by Buyer at the First Closing under Section 2.1, above, at the Second Closing, Buyer shall assume and agree to discharge and perform when due, and indemnify, defend and agree to hold Seller, its parent and affiliated entities, and the officers, directors and agents of each them harmless from and against those liabilities and obligations of Seller relating to the Business, listed in this Section 2.2 as follows:

		(1)	[Intentionally Omitted].

		(2)	Obligations and liabilities under those leases,
agreements and contracts to which Seller is a party, or by which Seller or any of the Property is bound, including without limitation, those listed or described in Schedule 2.2 hereto, to the extent the same relate to payment on or after the Second
Closing Date, or performance at any time.

		(3)	Obligations and liabilities with respect to which
there is a proration or adjustment at the Second Closing pursuant to the provisions of this Agreement.

		(4)	Liabilities and obligations of Seller under or
with respect to any purchase orders, sales orders, marketing and groups sales arrangements, room or other reservations, room or other deposit or similar commitment incurred or made in the ordinary course of Seller's business and existing as of the Second Closing Date, to the extent the same relate to performance or payment on or after the Second Closing Date.

		(5)	Liabilities or obligations of Seller under any
permits or approvals with respect to any of the Property or the Business, to the extent the same relate to the operation of the Business on or after the Second Closing Date.

		(6)	[Intentionally Omitted].

		(7)	All claims, liabilities, loss, cost, damage or
expense resulting or arising out of ownership or operation of the Business and/or the Property, or caused by or occurring upon the Property, on or after the Second Closing Date.

		(8)	Such other liabilities, commitments or obligations
of Seller relating to the Business or any of the Property, not otherwise described in Section 2.1 or 2.2 hereof, which do not, in the aggregate, constitute Material Liabilities. For purposes of this Agreement, "Material Liabilities" means liabilities, commitments or obligations of Seller for which the cost of payment or performance thereof individually is greater than $25,000.00; but, only to the extent such Material Liabilities, in the aggregate, exceeds $500,000.00.

		(9)	All liability with respect to amounts shown on
progressive slot machine meters as of the Second Closing Date, all liability with respect to keno or racebook customer winnings which were won but not yet paid as of the Second Closing Date, and all other liabilities for jackpots or other customer winnings which are won in the operation of the Business after the Second
Closing Date.

		(10)	Any commitments or coupons for free or discounted
accommodations, services, golf, tickets, food or beverages or granted by Seller to customers or others in the ordinary course of Seller's Business.

		(11)	All liability with respect to amounts shown on
Seller's table games having an in-house progressive jackpot feature as of the Second Closing Date.

The liabilities, obligations and commitments of Seller to be assumed by Buyer pursuant to the provisions of Sections 2.1 and
2.2 hereof, are sometimes referred to collectively hereinafter as the "Assumed Liabilities".

	2.3	Excluded Liabilities.  Notwithstanding any provision
hereof to the contrary, the following liabilities and obligations of Seller (the "Excluded Liabilities") are hereby excluded from the Assumed Liabilities, and shall not be assumed by Buyer.

		(a)	any liabilities for legal, accounting, audit and
investment banking fees, brokerage commissions, and any other expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and the sale of the Property to Buyer;

		(b)	any liabilities of Seller for income taxes;

		(c)	any liability for or related to indebtedness of
Seller to banks or other financial institutions not relating exclusively to the Business or the operation thereof.

		(d)	Seller's trade accounts payable as of the Second
Closing Date;

		(e)	Seller's liability pursuant to the provisions of
the Lease and,

		(f)	any liability not described in either of Sections
2.1 and 2.2, above.

	2.4	Players Contracts.  Buyer acknowledges that certain
leases, contracts, purchase orders and other items relating solely to the Business or the Property may be in the name of "Players Island", "Players International, Inc.", or some variation thereof. Buyer and Seller shall use their good faith efforts to arrange for the valid transfer thereof in accordance with the provisions of this Agreement.

	2.5	No Expansion of Third Party Rights.  The assumption by
Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed the Assumed Liabilities.

ARTICLE III

Purchase Price, Manner of Payment and Closing; Termination; Title
Matters

	3.1	Purchase Price.	For and in consideration of the
Property, Buyer shall pay to Seller a purchase price of TWENTY-FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND Dollars ($25,750,000.00) ("Purchase Price"), consisting of TWENTY MILLION Dollars ($20,000,000.00) for the Non-Gaming Hard Assets (the "First Purchase Price") and FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND Dollars ($5,750,000.00) for the Gaming and Other Assets (the "Second Purchase Price"). Buyer shall also assume the Assumed Liabilities as provided under Article II hereof.

	3.2	Payment.	The Purchase Price shall be paid as follows:

			(i)	Buyer has previously paid to Escrow Agent
(defined below) the sum of TWO MILLION TWO HUNDRED FIFTY THOUSAND
Dollars ($2,250,000.00) in cash or by bank cashiers or certified check payable in immediately available federal funds (the
"Deposit"). Upon receipt of the Deposit, the Escrow Agent shall (if it has not already done so) establish an escrow account (the
"Escrow") into which the Deposit shall be deposited and held for release as provided for herein. The Deposit shall, except for Seller's default hereunder, or Seller's termination of this Agreement under the provisions of Section 3.9 hereof, be non-refundable, but shall be applicable towards the First Purchase
Price at the First Closing.

			(ii)	At the First Closing, the First Purchase
Price (including funds in Escrow) of TWENTY MILLION Dollars
($20,000,000.00) shall be paid by Buyer to Seller in immediately available federal funds.

			(iii)	At the Second Closing, the Second
Purchase Price of FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND
Dollars ($5,750,000.00) shall be paid by Buyer to Seller in immediately available federal funds.

	3.3	Withheld Funds.  Seller acknowledges and agrees that,
at the Second Closing, there may be withheld from such funds payable to Seller at the Second Closing such amount(s) as shall be necessary to comply with the provisions of Sections 612.695,
360.525 and 616B.269, Nevada Revised Statutes, or to satisfy requirements to which the Property or a portion thereof may be subject pursuant to Section 244.335, Nevada Revised Statutes. To the extent any such funds are withheld from Seller by Buyer, Buyer and Seller shall open an escrow account with Nevada Title Company ("Title Company" or "Escrow Agent") and Buyer shall deposit such funds into Escrow, to be held by Escrow Agent until such time as Seller furnishes Escrow Agent the receipts or certificates provided for in said statutes that the applicable obligations have been paid or discharged or that funds out of the Second Purchase Price sufficient for such purpose are held by Escrow Agent. If Seller does not produce such receipts, certificates or evidence within the time periods provided for in said statutes, or if any lien or other claim therefor is asserted against Buyer or the Property (or any portion thereof), Escrow
Agent may pay such sums as may be required by such statutes to the appropriate authority.

	3.4	Closings.

		(a)	First Closing.  The closing of the sale, purchase,
leaseback transaction for the Non-Gaming Hard Assets (the "First
Closing") shall be held at the office of Escrow Agent (Attention:
Robbie Graham, Executive V.P.), 3320 West Sahara, Las Vegas,
Nevada at 10:00 a.m. Las Vegas business time on March 17, 1997, or at such other time and place in metropolitan Las Vegas, Nevada as to which the parties may mutually agree (the actual date of First Closing being herein referred to as the "First Closing
Date").

		(b)	Second Closing.  The closing of the sale and
purchase transactions for the Gaming and Other Assets (the
"Second Closing") shall be held at the office of Escrow Agent on June 30, 1997, at 11:59 p.m. Las Vegas business time, or at such other time and place in metropolitan Las Vegas, Nevada as to which the parties may mutually agree (the date of Second Closing being herein referred to as the "Second Closing Date"); provided, however, that if all required licenses and approvals have not been obtained from the Nevada Gaming Authorities by June 30, 1997, then Buyer shall be obligated to complete the Modified
Second Closing (as hereinafter defined) pursuant to the provisions of subsection (c) below.

		(c)	Failure of Licensure.  If, by June 30, 1997, Buyer
has not received all licenses and approvals from the Nevada
Gaming Authorities required for Buyer's purchase and ownership of Seller's gaming devices, then Buyer shall, nevertheless, be required to complete the Second Closing hereunder on or before June 30, 1997, in accordance with the provisions of this Section
3.4(c) (the "Modified Second Closing").  At the Modified Second
Closing, Buyer shall purchase and accept, and Seller shall sell, all of the Gaming and Other Assets other than gaming devices or other items requiring licensure from the Nevada Gaming
Authorities for purchase and ownership ("Gaming Items"). At the Modified Second Closing, Buyer shall also assume the liabilities and obligations of Seller described in Section 2.2 hereof, other than those that relate to the Gaming Items. The Second Purchase
Price to be paid by Buyer at the Modified Second Closing shall be $4,750,000.00, to reflect a reduction of $1,000,000.00 allocable to the Gaming Items. Such allocation of a portion of the Second
Purchase Price to the Gaming Items is effective for the purpose of this provision only, and not as a general allocation for income tax purposes. Seller shall retain all such Gaming Items
(and the Assumed Liabilities which relate thereto as aforesaid) as its property and may dispose of the Gaming Items in such manner and to such party or parties as Seller may, in its sole discretion, determine. The Modified Second Closing shall, in all other aspects, be subject to and governed by, the other provisions of this Agreement concerning the Second Closing.
Failure of Buyer to complete either the Second Closing or the Modified Second Closing on or before June 30, 1997, shall constitute a default by Buyer under the provisions of this Agreement. After completion of the Modified Second Closing,
Seller shall, at Buyer's request, may store the Gaming Items at the Casino Hotel without cost to Seller, from the Second Closing
Date to July 30, 1997 (the "Storage Period").  During the Storage
Period, Buyer shall have the right and option to purchase the Gaming Items from Seller for $1,000,000 (plus the assumption of all liabilities with respect thereto as originally contemplated hereunder), and otherwise in accordance with the provisions hereof. Seller shall have a reasonable period of time after the expiration of the Storage Period (or if Buyer does not request storage, then after the Second Closing Date) to remove its Gaming
Items from the Casino Hotel, and Seller shall use its diligent efforts to do so as promptly as possible.

		(d)	The Property shall be conveyed at the First
Closing or the Second Closing, as specified herein, through Escrow, and otherwise in accordance with the terms and provisions of this Agreement.

		(e)	Buyer shall have the right, within 48 hours after
the First Closing, at Buyer's expense and without interference with Seller's operation of the Business or the Property, to conduct an inventory count of the tangible personal property described in Sections 1.1(a)(3) and 1.1(b)(1) hereof.

	3.5	Costs.	Costs and expenses relating to the
transactions contemplated by this Agreement shall be borne and paid as follows:

		(a)	All motor vehicle transfer taxes, vehicle
registration fees, sales, use and excise taxes relating to the purchase and sale of the Property shall be borne and paid by Buyer.

		(b)	Fees for the Title Policy shall be paid as
provided in Paragraph 3.11 hereof.

		(c)	Any fees and expenses of the Escrow Agent shall be
paid one-half (1/2) by Seller and one-half (1/2) by Buyer.

		(d)	Except as otherwise specifically provided in this
Agreement, Seller and Buyer shall bear their own costs and expenses arising out of the negotiation, execution, delivery and performance of this Agreement (including regulatory filing fees and costs), and the consummation of the transactions contemplated herein, including, without limitation, legal and accounting fees and expenses.

		(e)	The $45,000.00 filing or application fee, with
respect to the Hart-Scott- Rodino Act shall be borne and paid for one-half (1/2) by Buyer and one-half by Seller; provided, however, that Seller shall receive an adjustment at the First
Closing, to reimburse Seller for its share of the filing or application fees so paid.

		(f)	Real Property Transfer taxes, under NRS 375.020
shall be borne and paid by Seller.
		(g)	Survey costs, if any, shall be borne and paid for
by Buyer.

	3.6	Allocation of Purchase Price.  Prior to the First
Closing, Seller and Buyer shall agree in writing on the manner in which the Purchase Price shall be allocated among the Property as required by Section 1060 of the Code (as herein defined), which agreed allocation shall be attached as Schedule 3.6 hereto. If, prior to the First Closing Date, the parties are unable to agree on such purchase price allocation, the Purchase Price shall be allocated among the Property, pro rata, based on the respective net book value of each item thereof as of the subject Closing Date. Buyer and Seller hereby agree for all purposes (and regardless whether the parties agree on an allocation of the Purchase Price as aforesaid) that all of the Property constitutes "Class III" assets, and none of the Property constitutes "Class IIIV" assets under Code Section 1060 or the Regulations thereunder. Notwithstanding the foregoing, nothing in this Agreement shall be construed to mean that a party hereto or other person must:

		(a)	use, for any one or more purposes, any price or
other allocation set forth or agreed as provided for in this Agreement if such party or person reasonably believes or reasonably is advised that such use is not in accordance with law; or

		(b)	make or file, or cooperate in the making or filing
of, any return or report to any governmental authority in any manner that such party or person reasonably believes or is reasonably advised is not in accordance with law.

	3.7	Gaming Taxes.  Seller shall be and remain liable for
any fees or taxes due pursuant to Chapter 463 of the Nevada
Revised Statutes which accrue prior to the date of the Second
Closing, including without limitation, liability for payment of any fees or taxes due pursuant to any subsequent deficiency determinations made under such Chapter which relate to any period of time prior to the Second Closing.

	3.8	Due Diligence Fee.  Buyer has previously paid into
Escrow the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), as a fee (the "Due Diligence Fee") to compensate Seller for the business disruption and attendant costs incurred by Seller as a result of Buyer's due diligence investigation, review, inspection and analysis of the Property and certain of Seller's records with respect to the Business and/or the Property. Buyer acknowledges and agrees that, except as otherwise specifically provided to the contrary under Section 3.9 hereof, the Due Diligence Fee has been fully earned by Seller and is completely nonrefundable to Buyer. Subject to any contrary provisions of Section 3.9 hereof, the Due Diligence Fee shall be released to Seller by Escrow Agent at the First Closing or, if this Agreement is terminated prior to the First Closing, promptly upon such termination.

	3.9	Seller's Termination.  Notwithstanding any provision of
this Agreement to the contrary, and in addition to the conditions upon Seller's obligations as set forth in Section 6.1, below, Seller shall have the right to terminate this Agreement and all of its liability and obligation hereunder, without liability to
Buyer:

		(a)	If Seller does not receive from the Board of
Directors of Seller's parent corporation, Players International, Inc. ("Players"), prior to 5:00 p.m. EST February 28March 6,
1997, a written approval of the form of this Agreement and the transactions contemplated hereby, or if Seller does not receive prior to the First Closing Date evidence that the Players Board of Directors has taken such other actions as are necessary to comply with or avoid default under the provisions of Players' 10-7/8% Senior Note Indenture dated April 10, 1995 including, without limitation, the provisions of Section 5.14 thereof which require, inter alia, a determination by the Players Board of Directors in its sole discretion that the Purchase Price represents not less than fair market value for the sale of the Property and the Business (the "Indenture Approval"). In the event that Seller elects to terminate this Agreement because of its failure to obtain the Indenture Approval or the Players Board of Directors' approval of the form of this Agreement and the transactions contemplated hereby, prior to the respective deadlines therefor set forth in the first sentence of this subsection (a), Seller shall provide prompt written notice of such termination to Buyer, and thereupon this Agreement shall terminate and be of no further force or effect, and the Due Diligence Fee and Deposit shall be returned by Seller to Buyer, and Seller shall reimburse Buyer for its reasonable out-of-pocket expenses actually incurred in conducting Buyer's due diligence review of the Property and the Business, up to a maximum of $100,000.00 (for which Buyer shall provide such documentation as Seller may reasonably require); provided, however, that no Breakup Fee (defined below) shall be payable, and other than the return of the Due Diligence Fee and the Deposit and reimbursement of expenses upon such termination as provided in this sentence, neither party shall have any further obligations under this Agreement. Notwithstanding the preceding sentence, the Breakup
Fee shall be payable to Buyer in the event the Players Board of Directors fails to approve the form of this Agreement and the transactions contemplated hereby, or fails to provide the Indenture Approval, in each case within the time periods herein provided, due to the sale of the Property and the Business to an entity or person other than Buyer (or Buyer's permitted assignee hereunder), for consideration greater than the Purchase Price, which sale results from an offer received prior to 5:00 p.m. EST on February 28, 1997.

		(b)	For any reason whatsoever, in Seller's sole and
absolute discretion, at any time at or before 5:00 p.m. EST on February 28 , 1997. If Seller elects to terminate this Agreement as provided under this Section 3.9(b), Seller shall give Buyer prompt written notice thereof, and thereupon this agreement shall terminate and be of no further force or effect, and Seller shall have no liability to Buyer except for: return to Buyer of the Deposit, if any, with interest thereon at the rate equal to two percent (2%) per annum in excess of the Prime Rate (as defined below); return of the Due Diligence Fee; and, except as provided in subsection (a) hereof, payment to Buyer of the amount of $500,000.00 as a breakup fee ("Breakup Fee"), which payments and repayments shall be Buyer's sole remedy. The Breakup Fee is payable to Buyer in such case as liquidated damages and not as a penalty, and upon payment of the Breakup Fee and repayment of the Deposit, the Agreement shall terminate with no further obligations thereunder. Seller and Buyer specifically agree that Buyer's damages in such event would be difficult to determine with certainty and have agreed that the Breakup Fee is a fair and reasonable estimate of the damages Buyer would incur in such event.

As used herein, "Prime Rate" shall mean the prime rate (or base rate) announced by Wells Fargo Bank, N.A. (whether or not such rate has actually been charged by such bank). In the event Wells Fargo Bank discontinues the practice of announcing the Prime Rate, the "Prime Rate" shall mean the highest rate charged by Wells Fargo Bank on short term, unsecured loans to its most creditworthy large corporate borrowers.

	3.10	Title to Real Property; Reports and Exceptions.

		(a)	Seller has heretofore delivered to Buyer a
preliminary report with respect to title to the Real Property ("Preliminary Title Report") from the Title Company dated as of January 22, 1997, No. 97-01-1599 RMG. Buyer acknowledges and agrees that Buyer has reviewed and approved all exceptions and other matters reflected in the Preliminary Title Report, except for those items listed therein as numbers 54, 55, 56, 57, 58 and 62, which shall constitute Title Objections hereunder. If any amendment of such Preliminary Title Report shall be hereafter issued by the Title Company, Buyer shall have seven (7) business days after receipt of each of any such amendment in which to review such report and to notify Seller in writing of any Title Objections thereto. For purposes of this Agreement, "Title Objection" shall mean any item or matter appearing in an amended report other than (i) statutory liens for taxes and assessments not due and payable; (ii) all matters in the original Preliminary Title Report, except for those items listed therein as numbers
54, 55, 56, 57, 58 and 62; (iii) any matter which appeared in a prior amendment to which Buyer did not timely object in the manner set forth herein; (iv) [Intentionally Deteted]; (v) any matter of which Buyer has not notified Seller in writing
(stating in good faith the reason Buyer contends that such matter constitutes a Title Objection) within seven (7) business days after receipt of an amended report from the Title Company in which such matter not previously referenced in an amended report of the Preliminary Title Report first appears, together with a reasonable description of such new matter (each such seven (7) business day period herein called a "Title Review Period"); (vi) any matter approved by Buyer; (vii) any matter that is caused by, or otherwise results from the actions of Buyer; or (viii) [Intentionally Omitted]. Upon termination of any applicable
Title Review Period, any matter not timely listed as a Title Objection by Buyer as of such date shall be deemed approved as a Permitted Exception and not constitute a Title Objection. As used in this Agreement, the term "business day" shall mean any day other than a Saturday, Sunday, Nevada state legal holiday or U.S. federal legal holiday.

		(b)	If after the date hereof a matter is disclosed to
Buyer that Buyer contends to be a Title Objection, Seller shall notify Buyer, in writing, within seven (7) business days after notice from Buyer to Seller of the matter that Buyer contends to be a Title Objection whether Seller will undertake to cure or otherwise remove such matter on or prior to the First Closing.
If Seller gives written notice written in such seven (7) day period to Buyer that Seller is unable or unwilling to cure such matter on or prior to the First Closing, or if Seller, in fact, fails to cure any Title Objection on or prior to the First
Closing, Buyer as its sole and exclusive remedy shall have the right and option if such matter is a Title Objection, exercisable by written notice to Seller on or prior to the First Closing, to
(i) accept conveyance of the Property subject to such Title
Objection at the First Closing without offset, reimbursement or payment, which shall be deemed a waiver of same for all purposes, or (ii) terminate this Agreement. Should Buyer not give the notice required on or prior to the First Closing, such title matter shall be conclusively deemed waived by Buyer and be conclusively deemed a Permitted Exception.

		(c)	A Title Objection be deemed cured by Seller and no
longer constitute a Title Objection if such matter is either removed of record by appropriate release or other instrument, removed as an exception in an amended report (whether by reason of "Bonding Around" by Seller or otherwise) or Insured Around.
"Insured Around" as used herein means the Title Policy shall affirmatively indemnify Buyer from and against any and all loss and liability, including litigation costs and attorneys' fees in connection therewith. All exceptions to title of the Property disclosed in the Preliminary Title Report or in any amended report thereof which are not Title Objections, or which are waived by Buyer pursuant to this Agreement, are herein referred to as "Permitted Exceptions" and Buyer agrees to take title to the Property at the First Closing subject to the Permitted
Exceptions. Seller is under no obligation to initiate legal proceedings or incur expenses to cure Title Objections, except
Seller shall remove any voluntary contractual liens created by Seller.

	3.11	Title Policy.  Except as otherwise provided in this
Agreement, at the First Closing Seller shall deliver to Buyer at Seller's expense an CLTA Owner's Policy ("Title Policy") of
Nevada Title Company or its designee dated the First Closing Date in the aggregate amount of TWENTY MILLION DOLLARS
($20,000,000.00) insuring Buyer as owner of fee or leasehold title to the Real Property, as applicable, subject only to the Permitted Exceptions. Buyer shall pay that portion of the premium expense for such Title Policy that is attributable to any special endorsements requested by Buyer, including those endorsements necessary to provide Buyer with "ALTA Policy" coverage. After the First Closing Date, Buyer's sole recourse in the event of any claim or impediment to title to the Real
Property shall be under and pursuant to the Title Policy.

	3.12	Prorations and Other Payments.  Except for the benefits
and burdens of ownership of the Real Property, which shall transfer from Seller to Buyer effective at the midnight that follows 11:59 p.m. on the First Closing Date ("First Midnight"), operation of the Business until the midnight that follows 11:59 p.m. on the Second Closing Date ("Second Midnight") shall be for the account of Seller and thereafter for the account of Buyer.
Any use of the term "Midnight" in this Section 3.12 shall be deemed to refer to: (i) the First Midnight, with respect to any expenses, revenues, payments or assessments relating to an asset which is transferred, or a liability which is assumed, at the First Closing; and (ii) the Second Midnight, with respect to any expenses, revenues, payments or assessments relating to an asset which is transferred, or a liability which is assumed, at the Second Closing. Those items of revenue and expense for the Business and other items hereinafter described shall be prorated and adjusted between Buyer and Seller as follows:

		(a)	General Adjustment.

			(i) Real estate taxes, personal property taxes, sewer, mineral or utility charges, ground rents and other charges or assessments relating to any of the Real Property (other than charges or assessments under any of the Realty Agreements) and of a type customarily adjusted with respect to transfers of real estate in Nevada shall be adjusted and apportioned between Buyer and Seller as of the First Midnight (with Seller paying or reimbursing Buyer for such amounts during the term of the Lease, in accordance with the provisions thereof);

			(ii) rents (whether due by or to Seller) and any other receipts or expenses attributable to any of the Gaming and Other Assets shall be prorated between Buyer and Seller as of the Second Midnight.

			(iii) Any special assessments with respect to the Property or Business existing at the First Midnight shall be paid by Seller and any special assessments thereafter arising shall be paid by Buyer. All business license, occupation, sales, use, withholding or similar tax, or any other taxes of any kind
(other than real estate and personal property taxes which shall be prorated as hereinabove provided), relating to the Business or Property and attributable to the period prior to the Second
Midnight shall be paid by Seller, and all such taxes attributable to the period after the Second Midnight shall be paid by Buyer.
Payment by Seller of any obligations under any service or trade contracts, the benefit of which payment relates in whole or part to the period after the Second Midnight, shall be adjusted between Buyer and Seller such that Seller shall be reimbursed by Buyer for that portion of any obligation paid by Seller, the benefit of which relates to the period after the Second Midnight;
since Seller's trade accounts payable are Excluded Liabilities hereunder, there shall be no prorations or adjustments with respect to any Contracts under which Seller has not made a prepayment as aforesaid. Prepayments received by Seller on any contracts, and other deposits with Seller and advance payments for room reservations and bookings received prior to the Second
Midnight for periods after the Second Midnight shall be paid over and delivered by Seller to Buyer (or adjusted to provide the same effect) on the Second Closing Date. Buyer shall thereafter assume all obligations and liabilities with respect to such payments or deposits and Seller shall have no further liability or responsibility thereafter with respect thereto.
Notwithstanding the foregoing, Seller shall be entitled to retain such deposits to the extent of rooms and/or services furnished by Seller prior to the Second Midnight. Guest room rents with respect to the evening which includes the Second Midnight shall be allocated equally to Buyer and Seller. All casino, hotel restaurant and lounge revenues prior to the Second Midnight shall be paid to Seller. Prepayments made by Seller on any contracts, leases or other agreements, relating to the period after the Second Midnight, and utility or other deposits posted by Seller with any third party, shall be adjusted between Seller and Buyer so that Seller receives the benefit thereof. Buyer shall be responsible for return of all guest items in safes or safe deposit boxes.

		(b)	Utilities.  In lieu of prorating power, gas and
water bills, the appropriate utilities will be requested to take meter readings as close to the the Second Midnight as possible and to bill Seller for service prior to such readings and to bill
Buyer for service thereafter. The readings may occur before or after the Second Midnight. With respect to telephone services upon receiving a copy of the next billing for telephone service following the Second Closing Date, Seller will either pay directly or reimburse Buyer within five (5) days after receipt thereof for those charges attributable to calls made before the Second Midnight. General monthly charges reflected by such billing for telephone service to the Property will be prorated on the basis on the number of days Seller occupied the Property during the period covered by the billing.

		(c)	[Intentionally Omitted].

		(d)	Progressive Slot Machines; Keno and Racebook.

			(i)	At the Second Closing, (but not the Modified
Second Closing) the Second Purchase Price shall be reduced by the aggregate total of Seller's liability for amounts shown on Seller's progressive slot machine meters (other than multi-site progressives), and by the aggregate total amount of Seller's liability, if any, for unpaid customer winnings from keno and racebook activites conducted by Seller as part of the Business.

			(ii)	From and after the Second Closing (but not
the Modified Second Closing), Buyer shall hold the Seller harmless for all amounts equal to the liability existing at the Second Midnight with respect to amounts shown on progressive slot machine meters or with respect to equipment used in connection with slot machines and with respect to keno and racebook activities of Seller, if any and any equipment used in connection with the operation of keno or race book activities constituting a part of the Property, which liability shall be assumed by Buyer upon its licensing by the Nevada Gaming Authorities.

			(iii)	In the event Buyer fails to become
licensed by Nevada Gaming Authorities for any reason, Buyer shall nevertheless complete the Modified Second Closing as provided under Section 3.4(c) hereof, and liability with respect to Seller's progressive slot machines as set forth in this sub-paragraph shall be assumed by the party or parties to whom such gaming devices are ultimately transferred, or as otherwise required by the Nevada Gaming Authorities.

			(iv)	At the Second Closing, (but not the Modified
Second Closing) the Second Purchase Price shall be reduced by the aggregate total of Seller's liability for amounts shown on Seller's table games with an in-house progressive jackpot feature.

		(e)	Payment For Cash And Cash Equivalents; Chips And
Tokens. Buyer and Seller shall mutually agree upon a procedure for counting and determining cash and cash equivalents located on the premises of the Business (including, but not by way of limitation, cash, negotiable instruments and other cash equivalents located in the cages, drop boxes, slot machines and other gaming devices) as of the Second Midnight, and Buyer shall pay Seller on the Second Midnight for the amount of cash and cash equivalents so determined to be acquired by Buyer, or more frequently as reasonably agreed.

		(f)	Redemption Of Chips And Tokens.  Pursuant to
Nevada Gaming Regulation 12.080, Seller shall for a period not less than 120 days after the cessation of gaming by Seller on the Property, redeem for cash all of Seller's gaming chips and tokens utilized prior to the Second Closing Date. The procedures to be utilized by Seller herein shall be submitted to the Nevada Gaming Authorities, to the extent required, with a copy to Buyer, as soon as practical. Buyer acknowledges and agrees, that to the extent the Nevada Gaming Authorities allow, at the request of Seller, Buyer shall redeem said chips and tokens, and Seller shall reimburse Buyer for said redemptions once per week, or more frequently as reasonably agreed.

		(g)	Implementation Of Prorations And Other Payments.
All payments to Seller hereinabove provided shall be made by wire transfer of immediately available funds to Wells Fargo Bank, San
Francisco, California [ABA #121000248], for the account of Players International, Inc. (Concentration Account) [Account #
4159565290]. All payments to Buyer hereinabove provided shall be made in a manner and form reasonably acceptable to Buyer. Seller and Buyer agree that, to the extent reasonably practicable, items of revenue or expense shall be calculated and apportioned between the parties at the subject Closing. Items of revenue or expense which are not susceptible of calculation, allocation and/or proration at the time of the Second Closing, shall be so calculated, allocated and/or prorated as follows. Within five (5) days following the Second Closing Date, Seller and Buyer shall undertake in good faith to mutually agree upon and execute and deliver to each other a statement setting forth the determination of the items to be prorated and accounted for hereunder, and the net amount due, if any, to either Buyer or Seller, as the case may be, shall be paid within five (5) business days following the receipt of such statement. If, with respect to either Closing, Buyer and Seller are unable within said five (5) day period to agree upon the appropriate proration of or payment due for an item of revenue or expense or other item pursuant to this paragraph, then Seller and Buyer shall employ a nationally recognized accounting firm as may be mutually selected by Seller and Buyer, as independent certified public accountants
("Accountant"), to determine the amount of the proration or payment consistent with the provisions of the Agreement.
Accountant shall make such determination as promptly as possible and in no event later than forty-five (45) days following such engagement. The amount of the proration or payment as of the subject Midnight as determined by Accountant shall be final and binding upon Seller and Buyer, each of whom hereby consents to the procedure herein set forth and waives any rights they may have or conflicting provisions of the Nevada Uniform Arbitration
Act, N.R.S. Subsection 38.015 et seq. Seller and Buyer shall each pay one-half (1/2) of the Accountant's fees and expenses for making such determination.

		(h)	Inventory.	At 11:00 p.m. on the day before the
Second Closing Date, Buyer and Seller shall jointly conduct a physical inventory count of the Seller's inventories of perishable and consumable items in usable condition ( the "Consumables On-Hand"). At the Second Closing, Buyer shall pay to Seller, in addition to the Second Purchase Price, an amount equal to Seller's actual cost (using the average cost method) of the Consumables On-Hand based upon the aforesaid physical inventory count.

		(i)	HSR Filing Fee.  At the First Closing, Buyer shall
reimburse Seller for Seller's share of the Hart-Scott-Rodino Act application/filing fee, as contemplated under Section 3.5(e) above.

ARTICLE IV

Representations and Warranties

	4.1	General Statement.  The parties make the
representations and warranties to each other which are set forth in this Article IV. All such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance). All representations and warranties of Seller are made subject to the exceptions which are noted herein or in any schedule or exhibit hereto. Any disclosure set forth on any particular schedule or exhibit shall be deemed disclosed in reference to all applicable schedules and exhibits.

	4.2	Buyer's Representations and Warranties.  Buyer
represents and warrants to Seller that:
 		(a)	Buyer is a Nevada limited liability company,
wholly-owned by Robert R. Black, Sr., and another entity wholly-owned by Robert R. Black, Sr., duly organized, existing and in good standing, under the laws of its state of incorporation or formation.

		(b)	Buyer has full power and authority to enter into
and perform (x) this Agreement and (y) all documents and instruments to be executed by Buyer pursuant to this Agreement
(collectively, "Buyer's Ancillary Documents"). This Agreement has been, and Buyer's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Buyer.

		(c)	Except for filings under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended ("Hart-Scott-
Rodino Act" or "HSR"), and approvals of the Nevada Gaming
Authorities (as hereinafter defined) no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Buyer of this Agreement and Buyer's
Ancillary Agreements, and the consummation by Buyer of the transaction contemplated by this Agreement and Buyer's Ancillary
Agreements.

		(d)	Neither the execution and delivery of this
Agreement and Buyer's Ancillary Documents by Buyer, nor the consummation by Buyer of the transaction herein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of Buyer's Articles of Organization or Operating Agreement, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

		(e)	[Intentionally Omitted].

		(f)	Neither Buyer, nor any of its Affiliates has dealt
with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Seller for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" is any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. In the case of Buyer, an Affiliate shall include Robert R. Black, Sr., James A. Black,
Gary W. Black, Michael T. Black, Barry R. Moore, Troy Herbst,
Edward Herbst, Timothy Herbst, Michael Gaughan and Leo Lewis.
"Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

		(g)	Buyer represents and warrants to Seller that Buyer
has sufficient capital and financial ability to fulfill all of its obligations under this Agreement and the Buyer's Ancillary
Documents, and the responsibility, capital and financial condition necessary to satisfy the liabilities to be assumed hereunder, including, without limitation, the Realty Agreements.
The representation and warranty in the preceding sentence is a material inducement for Seller to enter into this Agreement, and Buyer acknowledges Seller's material reliance thereon. Buyer hereby indemnifies and agrees to defend and hold harmless Seller and its affiliates, and the officers, agents and directors of any of them, from and against any and all loss, cost, damage, claim or expense (including attorneys' fees and costs actually incurred) arising out of or in connection with any third-party claim under or in connection with any of the Realty Agreements, based on or alleging the untruth or incorrectness of the preceeding representation and warranty.

	4.3	Seller's Representations and Warranties. Seller
represents and warrants to Buyer that, except as set forth in the Disclosure Schedule:

		(a)	Each entity comprising Seller is a corporation
duly organized, existing and in good standing, under the laws of its state of incorporation. Each entity comprising Seller has all necessary corporate power and authority to conduct the Business as the Business is now being conducted.

		(b)	Each entity comprising Seller has full corporate
power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary
Documents").  This Agreement has been, and Seller's Ancillary
Documents will be, duly executed and delivered by duly authorized officers of each entity comprising Seller.

		(c)	Neither the execution and delivery of this
Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transaction herein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Articles of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

		(d)	Schedule 2.2 sets forth all leases, agreements and
contracts (excluding the Realty Agreements) for services and supplies relating to the ordinary operation of the Business, except for other contracts, leases and agreements which do not constitute Material Contracts. For purposes hereof, "Material
Contracts" means leases, contracts or agreements to which Seller is a party which are not terminable within one hundred eighty
(180) days after the Second Closing Date, and for which the cost of payment or performance required of Seller during the remaining term thereof is greater than TWENTY FIVE THOUSAND DOLLARS
($25,000.00); but only to the extent such Material Contracts, in the aggregate, involve costs of payment or performance greater than FIVE HUNDRED THOUSAND DOLLARS ($500,000.00). The foregoing shall not constitute a representation or warranty that any of the items listed in Schedule 2.2 is, in fact, a valid, binding agreement as of the date hereof, nor a representation or warranty that any of such items is not in fact an Excluded Asset.

		(e)	Seller has received no written notice of any
actions, suits or other judicial proceedings against Seller which relate exclusively to the Property or the Business, at law or in equity, except for those matters as set forth on Schedule 4.3(e) hereof.

	4.4	Limitation on Warranties.  Prior to the execution
hereof, Buyer has been given access to the Property and certain books and records relating thereto, as set forth herein. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied and will rely solely on the basis of its own independent investigation of Seller's Business and Property and upon the express representations, warranties and covenants of Seller set forth in this Agreement. Buyer acknowledges that Seller has no duty, responsibility or obligation whatsoever to volunteer to Buyer information concerning the Business or the Property.
EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.3, SELLER MAKES (AND HAS MADE) NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION AS TO PHYSICAL CONDITION OR VALUE OF ANY OF THE PURCHASED ASSETS OR THE FUTURE PROFITABILITY OR FUTURE EARNINGS PERFORMANCE OF THE BUSINESS.
ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

ARTICLE V

Conduct Prior to the Closing

	5.1	General.  Seller and Buyer shall have the rights and
obligations with respect to the period between the date hereof and the Second Closing Date which are set forth in the remainder of this Article V.

	5.2	Seller's Obligations.  The following are Seller's
obligations:

		(a)	Seller shall use reasonable efforts and make every
good faith attempt (and Buyer shall cooperate with Seller) to obtain the consents to the assignment of, or alternate arrangements satisfactory to Buyer with respect to, those contracts, leases, or other instruments, and other items of Property which are being purchased by Buyer hereunder.

		(b)	Subject to the provisions of Section 5.6 hereof,
Seller shall carry on the Business in the usual and ordinary course of business, consistent with past practices, including normal commitments for the purchase of supplies; except as otherwise provided or permitted hereunder, Seller will not sell or lease any of Seller's assets or properties, except in the ordinary course of the Business.

		(c)	Any promotional commitments or coupons for free or
discounted goods or services issued by Seller from and after the First Closing Date shall provide that such commitments or coupons are terminable or revocable at or prior to the Second Closing
Date

	5.3	Buyer's Obligations.  The following are Buyer's
obligations:

		(a)	Buyer shall cooperate with Seller and exert
Buyer's reasonable good faith efforts to obtain the valid assignment of any Non-Assignable Assets, or the reasonable functional equivalent thereof (i.e. an alternative mechanism which provides Buyer with the material benefits of the Non-
Assignable Asset), in each case without additional cost to Seller.

		(b)	Buyer shall exert Buyer's best efforts to obtain
all regulatory approvals from the Nevada Gaming Authorities as more particularly provided under Section 5.5 hereof. Buyer's failure to file for or exert best efforts to obtain such approvals shall be deemed to be a default by Buyer hereunder.

		(c)	Buyer shall obtain, prior to March 17, 1997, early
termination of all waiting periods imposed under HSR (as hereinafter defined). If Buyer does not obtain such termination of all appropriate waiting periods under HSR (with no representative of DOJ or FTC taking the position that any of such waiting periods has not commenced to run or has not expired for any reason) by March 17, 1997, then Seller shall have the right to terminate this Agreement by written notice to Buyer, and upon such notice, this Agreement shall be of no further force or effect, and Escrow Agent shall release the Due Diligence Fee andto Seller, release the Deposit to Buyer, no Breakup Fee shall be payable, and Seller shall have no further liability or obligation hereunder.

	5.4	Joint Obligations.  The following shall apply with
equal force to Seller and Buyer:

		(a)	Seller and Buyer shall assist and cooperate with
each other in obtaining approval of  the Nevada Gaming
Authorities for  the transactions contemplated hereby.

		(b)	Each party shall promptly give the other party
written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transaction contemplated hereby.

		(c)	No party shall intentionally perform any act
which, if performed, or intentionally omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

		(d)	Buyer and Seller will file the respective reports
required of them under HSR, and the regulations thereunder as soon as possible (and in no event later than March 17, 1997).
The parties agree to use their diligent good faith efforts to satisfy any requests for additional information or other requirements imposed by the Federal Trade Commission ("FTC") or the U.S. Department of Justice ("DOJ") in connection with the transactions contemplated by this Agreement, and to request early termination of any waiting period imposed by statute. Seller has agreed, as an accommodation to Buyer, to permit Seller's counsel to assist Buyer's counsel in preparation and submission of such reports on behalf of Buyer. Buyer acknowledges and agrees that Seller has not thereby assumed, and shall not, at a result thereof, be deemed to have undertaken, any responsibility or obligation with respect to such matters, other than Seller's own filing obligation hereunder.

	5.5	Compliance with Applicable Nevada State Gaming Law.

		(a)	No Gaming Interest.  Buyer acknowledges that
absent the requisite approval by the Nevada State Gaming Control Board (the "Nevada Board"), the Nevada Gaming Commission, the
City of Mesquite and the Clark County Liquor and Gaming Licensing Board (collectively, the "Nevada Gaming Authorities"), Buyer is strictly prohibited from obtaining any interest whatsoever in the gaming devices, slot machines and associated gaming devices, or any revenues derived therefrom. Accordingly, the Gaming and Other Assets shall not be sold or conveyed until the Second
Closing.

		(b)	Transfer of Gaming Equipment.  Buyer acknowledges
and agrees that pursuant to the applicable Nevada law requiring administrative approval of the Chairman of the Nevada State
Gaming Control Board, Seller herein is strictly prohibited from allowing the transfer of any gaming devices, slot machines, parts or inventories, or other related associated gaming items to a non-licensed entity. As such, the parties expressly agree that Seller shall retain ownership in any gaming devices of the gaming devices until such time as Buyer or Buyer's designee obtains the express written approval for Seller to transfer to Buyer or Buyer's designee and gaming devices all required Nevada gaming licenses (subject to earlier termination of this Agreement and conditions on Seller's obligations as herein provided). The parties hereto agree that absent prior Gaming Control Board authority for such transfer Buyer's receipt of all necessary gaming licenses, no ownership interest shall pass to Buyer, and that upon receipt of such Gaming Control Board authority gaming licenses, Seller and Buyer shall (subject to earlier termination of this Agreement and conditions on Seller's obligations as herein provided) consummate the transactions contemplated hereby in the Second Closing, at no additional cost to Buyer.

		(c)	Buyer Regulatory Approvals.  Buyer shall exert
Buyer's best efforts to obtain all regulatory approvals from the Nevada Gaming Authorities and any other applicable governmental authorities for this transaction. Without limiting the foregoing, Buyer shall file for all necessary regulatory approvals, and provide Seller with written evidence thereof, as soon as practicable after the Agreement has been executed.
Buyer's failure to file for or exert best efforts to obtain such approvals shall be deemed to be a default by Buyer under the Agreement.

		(d)	Regulatory Approvals for Form of Transaction.	Buyer and Seller hereby
acknowledge that they mutually desire that the structure contemplated hereby for the sale/leaseback transaction and attendant First
Closing and Second Closing receive the written administrative approval of certain of the Nevada Gaming Authorities, including without limitation, the Chairman of the Nevada Board.  In the event that such written administrative approval is either denied, or not obtained on or before the First Closing, to the reasonable satisfaction of Seller and its counsel, Buyer shall deliver to
Seller at or prior to the First Closing the reasoned written opinion of Mssrs. Keefer, O'Reilly, Ferrario & Lubbers (the
"Buyer's Counsel Opinion") addressed to Seller and generally providing that, based on: (i) past approvals of similarly
structured transactions by the Nevada Gaming Authorities; and
(ii) discussions with the Chairman of the Nevada State Gaming
Control Board regarding the structure and transactions
contemplated by this Agreement, the structure of the transactions contemplated hereby will not violate applicable Nevada gaming laws and regulations, and based thereon the First Closing can be completed and the First Purchase Price (subject to adjustments and prorations herein provided) can be released from Escrow to
Seller immediately thereafter.  If at or prior to the First
Closing Buyer does not deliver the Buyer's Counsel Opinion, as required above, then this Agreement shall terminate and be of no further force or effect, and the Due Diligence Fee and the
Deposit shall be returned by Escrow Agent to Buyer, no Breakup
Fee shall be payable, and neither party shall have any further obligations hereunder or under the Agreement.

		5.6	Seller's Right to Modify.	Notwithstanding the
provisions of Section 5.2 hereof, Buyer acknowledges and agrees that Seller may, between the date hereof and the Second Closing
Date, modify its operations in order to reduce costs or otherwise minimize operating losses, by such means and mechanisms as Seller may, in its sole discretion, determine, including, without limitaiton, any of the following:

			1.	Reduction or modification of employee or
management staff;
			2.	Reduction, modification or elimination of
table games, the rules thereof or the hours
of operation thereof;
			3.	Reduction, elimination or modification of
marketing and promotional efforts or
programs;
			4.	Reduction of inventories of perishable or
consumable goods, or goods having any of the
Marks;
			5.	Limitations on wagering risks to be taken by
Seller in the operation of its casino; and,
				6.	Changes in the operations of any other aspect
of the Business.

Notwithstanding the preceding provisions of this Section 5.6, Seller agrees to use its irrigation shares relating to the Land, as described in Section 1.1(b)(11), to irrigate the Land or portions thereof, in the same manner as previously done.



ARTICLE VI

Conditions to Closing

	6.1	Conditions to Seller's Obligations.  The obligation of
Seller to consummate the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the subject Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in
Article XI:

		(a)	Each and every representation and warranty made by
Buyer shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the subject Closing Date, and Buyer shall have delivered to Seller a certificate, executed by the Manager of Buyer and dated as of the subject Closing, to that effect.

		(b)	Prior to the First Closing Date, the
administrative approval Buyer's Counsel Opinion with respect to of the transactions contemplated hereby shall have been received and delivered to Seller as required under Section 5.5(d) hereof.

		(c)	No suit or proceeding shall have been commenced by
any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

		(d)	No court order shall have been issued or entered
against the Buyer or the Seller which prohibits or materially restricts or delays the subject Closing or the transactions contemplated by this Agreement. No action or proceeding by any federal, state or local governmental or regulatory body or authority shall have been commenced (and be pending) against the Buyer or Seller or any of their respective affiliates, partners, associates, officers or directors, or any partners, officers or directors of such affiliates, seeking to prevent, restrict or delay the closing or the transactions contemplated by this Agreement or challenging any of the terms or provisions of this Agreement or arising out of this Agreement or the transactions contemplated hereby.

		(e)	As to the Second Closing only, Buyer shall have
received all required licenses and approvals from the Nevada
Gaming Authorities.

		(f)	As to the First Closing , all waiting periods
under the HSR applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the FTC or DOJ, and no representative of either the FTC or the DOJ shall be taking the position that any of such waiting periods has not commenced to run or has not expired for any reason.

		(g)	[Intentionally Omitted].

		(h)	On or prior to the First Closing, Seller shall
have received the prior written approval of Wells Fargo Bank, N.A. to the transactions contemplated hereby, and to Seller's retention of the proceeds thereof, all in form and substance satisfactory to Seller and the Players Board of Directors, in their sole discretion, including, without limitation, such terms as will allow Players, in the sole determination of the Board of Directors, to avoid borrowings under "Tranche B" of Players'
Amended and Restated Credit Facility in the original principal amount of ONE HUNDRED AND TWENTY MILLION DOLLARS
($120,000,000.00).

		(i)	Seller shall have received the Indenture Approval
from the Board of Directors of Players as contemplated under
Section 3.9 hereof.

		(j)	Seller shall not have elected to terminate this
Agreement as provided under Section 3.9 hereof.

	6.2	Conditions to Buyer's Obligations.  The obligation of
Buyer to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the subject Closing Date, upon the non-fulfillment of any of which this Agreement may, at Buyer's option, be terminated pursuant to and with the effect set forth in Article XI:

		(a)	Each and every representation and warranty made by
Seller shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the subject Closing Date, and Seller shall have delivered to Buyer a certificate, executed by the President or an Executive Vice-President of Seller and dated as of the subject Closing, to that effect.

		(b)	[Intentionally Omitted].

		(c)	No suit or proceeding shall have been commenced by
any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

		(d)	No court order shall have been issued or entered
against Buyer or Seller which prohibits or materially restricts or delays the subject Closing or the transactions contemplated by this Agreement. No action or proceeding by any federal, state or local governmental or regulatory body or authority shall have been commenced (and be pending) against Buyer or Seller or any of their respective affiliates, partners, associates, officers or directors, or any partners, officers or directors of such affiliates, seeking to prevent, restrict or delay the closing or the transactions contemplated by this Agreement or challenging any of the terms or provisions of this Agreement or arising out of this Agreement or the transactions contemplated hereby.

		(e)	[Intentionally Omitted]

		(f)	As to the First Closing , all waiting periods
under the HSR applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the FTC or DOJ, and no representative of either the FTC or the DOJ shall be taking the position that any of such waiting periods has not commenced to run or has not expired for any reason.

ARTICLE VII

Closing

	7.1	Form of Documents.  At each Closing, the parties shall
deliver the documents, and shall perform the acts, which are set forth in this Article VII. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel. All documents which Buyer shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

	7.2	Buyer's Deliveries.  Subject to the fulfillment or
waiver of the conditions set forth in Sections 6.2, Buyer shall execute and/or deliver to Seller all of the following:

		(a)	 At the First Closing.

			(i)	Payment of the First Purchase Price.

			(ii)	An assumption and indemnity agreement, duly
executed by Buyer, under which Buyer assumes those Assumed
Liabilities described in Section 2.1 hereof.

			(iii)	The Lease, duly executed by Buyer, as
provided in Section 1.3, above.

			(iv)	The Buyer's Counsel Opinion with respect to
Written evidence of the administrative approval for the transactions contemplated hereby, as described in Section 5.5(d) above, and evidence of termination of all HSR waiting periods, as described in Section 5.3(c) above.

		(b)	At the Second Closing (Or the Modified Second
Closing).

			(i)	Payment of the Second Purchase Price and the
cost of the Consumables On-Hand.

			(ii)	An assumption and indemnity agreement, duly
executed by Buyer, under which Buyer assumes those Assumed
Liabilities described in Section 2.2 hereof.

			(iii)	A termination agreement with respect to
the Lease.

		(c)	At Both Closings.

			(i)	An incumbency and specimen signature
certificate with respect to the officers of Buyer executing this Agreement and Buyer's Ancillary Documents on behalf of Buyer.

			(ii)	A certified copy of resolutions of Buyer's
Members, authorizing the execution, delivery and performance of this Agreement and Buyer's Ancillary Documents.

			(iii)	A closing certificate executed by the
Manager of Buyer (or any other officer of Buyer specifically authorized to do so), on behalf of Buyer, pursuant to which Buyer represents and warrants to Seller that Buyer's representations and warranties to Seller are true and correct as of the subject Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Buyer on or before the subject Closing Date, to the extent not waived by Buyer in writing, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Buyer at the subject Closing have been executed by duly authorized officers of Buyer.

			(iv)	Such other documents from Buyer as may
reasonably be required in order to effectuate the transactions contemplated (i) hereby and (ii) by the Buyer's Ancillary
Documents.

	7.3	Seller's Deliveries.  Subject to the fulfillment or
waiver of the conditions set forth in Section 6.1, Seller shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Buyer all of the following:

		(a)	 At the First Closing.

			(i)	A grant, bargain and sale deed ("Deed")
conveying the Real Property to Buyer (other than the Golf Course
Land, which shall be conveyed by assignment of lease) subject only to the Permitted Exceptions and other matters permitted under Section 3.10, above.

			(ii)	An assignment of lease conveying Seller's
leasehold interest in the Golf Course Land, subject only to the permitted exceptions and other matters permitted under Section
3.10 hereof.

			(iii)	An assignment to Buyer of all of
Seller's right, title and interest in, to and under the Realty
Agreements.

			(iv)	The Title Policy.

			(v)	A "non-foreign affidavit," properly executed
by officers of Seller in recordable form, containing such information as shall be required by Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended ("Code") and the temporary regulations issued thereunder.

			(vi)	The Hafen Note;

			(vii)	A bill of sale, executed by Seller,
conveying the First Assets; and

			(viii)	The Lease, duly executed by Seller, as
provided in Section 1.3, above.

		(b)	At the Second Closing (Or The Modified Second
Closing).

			(i)	A bill of sale, executed by Seller, conveying
all of the tangible personal property included in the Gaming and Other Assets to Buyer, other than the Excluded Assets.

			(ii)	An assignment to Buyer, executed by Seller,
assigning to Buyer all of the intangible properties and assets comprising the Gaming and other Assets, other than the Excluded
Assets.

			(iii)	A non-exclusive license to Buyer of
Seller's right, title and interest in and to the Marks for 90 days from the Second Closing Date.

			(iv)	A termination agreement with respect to the
Lease required to be sold and transferred hereunder.

			(v)	Certificates of title or origin (or like
documents) with respect to all vehicles included in the Gaming and Other Assets and other Equipment, and any other items of Property for which a certificate of title or origin is required in order for title thereto to be transferred to Buyer.

			(vi)	Physical possession of the tangible items
comprising the Property.

			(vii)	An assignment to Buyer of Seller's
right, title and interest in irrigation shares evidenced by 4 shares of the capital stock of the Mesquite Irrigation Company.

		(c)	At Both Closings.

			(i)	An incumbency and specimen signature
certificate with respect to the officers of Seller executing this Agreement and Seller's Ancillary Documents on behalf of Seller.

			(ii)	A certified copy of resolutions of Seller's
board of directors and stockholders, authorizing the execution, delivery and performance of this Agreement and Seller's Ancillary
Documents.

			(iii)	A closing certificate duly executed by
the President of Seller (or any other officer of Seller specifically authorized to do so), on behalf of Seller, pursuant to which Seller represents and warrants to Buyer that Seller's representations and warranties to Buyer are true and correct as of the Closing Date as if then originally made, (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Seller at the Closing have been executed by duly authorized officers of Seller.

			(iv)	Such other documents as may reasonably
required from Seller in order to effectuate the transactions contemplated (i) hereby and (ii) by the Seller's Ancillary
Documents.

	7.4	Approval of Closing Documents.  All certificates,
instruments, documents and agreements to be executed and delivered at either the First Closing or the Second Closing
(together, the "Closings") shall be in form and substance reasonably acceptable to and approved by the parties and their counsel.

	7.5	No Merger.  None of the covenants and agreements of
Buyer and Seller, as the case may be, contained in this Agreement shall merge with any deed or conveyance, and such covenants and agreements shall survive each of the respective Closings and shall continue in full force and effect until such time, if any, as provided in such covenant or agreement or otherwise limited by law.

	7.6	Conveyance of Title.  The Real Property shall be
conveyed at the First Closing through Escrow. The other Property shall be conveyed outside of Escrow at either the First Closing or the Second Closing, as applicable, in accordance with the terms and provisions of the Agreement.

ARTICLE VIII

Post-Closing Agreements

	8.1	[Intentionally Omitted]

	8.2	Non-Assignment.  Notwithstanding any provision to the
contrary contained herein, Seller shall not be obligated to assign to Buyer (but Buyer shall nevertheless remain liable after the Second Closing therefor) any contract, purchase order, sales order, lease or other instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide the benefits thereof to Buyer. Without limiting the foregoing, Seller may require that (without limiting Buyer's other assumption and indemnity obligations hereunder)
Buyer execute a writing under which Buyer agrees to indemnify, defend and hold harmless Seller, its parent and affiliated entities and the officers, directors and agents of any of them, from and against any and all liability, loss, cost, damage, claim or expense arising out of or in connection with such contract, order, lease or other instrument, or the alternate arrangement so agreed, from and after the Second Closing Date. The subject contract, purchase order, sales order, lease or other instrument may remain in Seller's name, so long as such writing contemplates that it is to be paid or performed only using (and to the extent of) funds, information or staff provided by Buyer, and Buyer alone retains the economic benefit or burdens thereof.

	8.3	Use of Seller's Trademarks.  From and after the Second
Closing, Buyer may continue to use (and Seller shall grant at the Second Closing a limited non-exclusive license to Buyer for the use of) those consumable items of tangible personal property comprising a portion of the Property, which contain or display any of the Marks, for use exclusively in connection with the operation of the Casino Hotel; provided, however, that such
license shall terminate and expire automatically ninety (90) days following the Second Closing Date, whereupon Buyer shall immediately and forever cease the use of all items of Property
having or displaying such Marks.   Seller may enforce the
termination of such license by injunction or other equitable remedy, it being agreed that monetary damages would be an insufficient remedy for any violation of the foregoing by Buyer.

	8.4	Further Assurances.  The parties shall execute such
further documents, and perform such further acts, as may be necessary to transfer and convey the Property to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

	8.5	Indemnification.   At and from the Second Closing,
Buyer agrees to indemnify, defend, save and hold Seller free, clear and harmless from and against any and all claims, losses, damages, actions, suits, proceedings, demands, judgments, interest cost and expenses (including attorney's fees and costs and punitive damages) and liability arising out of or in connection with the ownership of the Property or the operation of
the Business, from and after the Second Closing Date.    The
foregoing indemnity is in addition to Buyer's indemnity obligations under Article X hereof.

	8.6	[Intentionally Omitted].

ARTICLE IX

Employees and Employee Benefit Plans

	9.1	WARN Act.

		(a)	Prior to the Second Closing, Buyer will not take
or omit to take any action, which act or omission which would trigger liability, claims, or a notice or other obligation of Seller or the Business under the National Labor Relations Act, as amended, 29 U.S.C. 151 et seq., the Workers Adjustment
Retraining and Notification Act, 29 U.S.C.  2102 et seq. ("WARN
Act"), the Employee Retirement Income Security Act, 29 U.S.C.
1001 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C.
 2601 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. 201 et seq., and any other federal, state or local law.

		(b)	Seller shall be responsible for compliance with
the WARN Act in connection with the consummation of the transactions contemplated hereby at the Second Closing, and shall issue appropriate notice to all its employees under WARN Act at least sixty (60) days prior to the Second Closing Date.

		(c)	Buyer and Seller hereby acknowledge and intend
that all employees of Seller shall be terminated from Seller's employ as of the Second Closing Date. Buyer has made no agreements hereunder to limit Buyer's discretion over hiring decisions under applicable Federal, State and local law.
Compensation due employees working as of the Second Closing Date will be paid by Seller for all shifts commencing prior to the Second Midnight; and shall be paid by Buyer for all shifts commencing after the Second Midnight.

	9.2	[Intentionally Omitted]

	9.3	[Intentionally Omitted]

	9.4	[Intentionally Omitted]

	9.5	[Intentionally Omitted]

	9.6	[Intentionally Omitted]


ARTICLE X

Indemnification

	10.1	General.  From and after the First Closing, the parties
shall indemnify each other as provided in this Article X.

	10.2	Certain Definitions.  As used in this Agreement, the
following terms shall have the indicated meanings:

		(a)	"Damages" shall mean all liabilities, demands,
claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation thereof;

		(b)	"Indemnified Party" shall mean a party hereto who
is entitled to indemnification from another party hereto pursuant to this Article X;

		(c)	"Indemnifying Party" shall mean a party hereto who
is required to provide indemnification under this Article X to another party hereto;

		(d)	"Third Party Claims" shall mean any claims for
Damages asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

	10.3	Indemnification Obligations of Seller.  Subject to the
provisions of Section 10.4, Seller shall indemnify, save and keep harmless Buyer and its successors and permitted assigns ("Buyer Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

		(a)	any inaccuracy in or breach of any representation
and warranty made by Seller in this Agreement or in any closing document delivered to Buyer in connection with this Agreement;

		(b)	any breach by Seller of, or failure by Seller to
comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X);

		(c)	the failure to discharge any liability or
obligation of Seller other than the Assumed Liabilities; and

		(d)	Except for the Assumed Liabilities, any Third
Party Claims to the extent caused by the acts or omissions of Seller before the First Closing Date, including without limitation, Damages which arise out of Seller's ownership of the Real Property before the First Closing Date, or to the extent caused by Seller's operation of the Business before the Second
Closing Date.

	10.4	Limitation on Seller's Indemnification Obligations.
Seller's obligations pursuant to the provisions of Section 10.3 are subject to the following limitations:

		(a)	the Buyer Indemnitees shall not be entitled to
recover under Section 10.3(a) until the aggregate total amount which the Buyer Indemnitiees would recover under Section 10.3(a), but for this Section 10.4(a), for all matters exceeds
$250,000.00, and then only for the excess over $250,000.00;

		(b)	the Buyer Indemnitees shall not be entitled to
recover under Section 10.3(a) unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Seller on or prior to June 30, 1998;

		(c)	the Buyer Indemnitees shall not be entitled to
recover under Section 10.3(b) or (c) hereof if indemnification is also available to the Buyer Indemnitees under Section 10.3(a) hereof (it being understood that the Buyer Indemnitees' exclusive remedy in such case shall be pursuant to Section 10.3(a) hereof);

		(d)	the Buyer Indemnitees shall not be entitled to
recover under Section 10.3:

			(i)	with respect to title to any of the Real
Property;

		 	(ii)	WITH RESPECT TO CONSEQUENTIAL DAMAGES,
INCLUDING CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS
INTERRUPTION OR LOST PROFITS, OR WITH RESPECT TO PUNITIVE
DAMAGES;

			(iii)	with respect to a misrepresentation or
breach of warranty by or of Seller which is contained herein if at or before the time of the subject Closing Buyer had actual knowledge (the burden of proving which actual knowledge shall be Seller's) of the misrepresentation or breach of warranty;

			(iv)	with respect to the nonassignability or
nontransferability of any of the Property or Assumed Liabilities or the failure to obtain any consent, or conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of any of the Property to, or the assumption of the Assumed Liabilities by, Buyer;

			(v)	to the extent the aggregate claims under
Section 10.3(a) of the Buyer Indemnitees exceed $1,000,000.00;

			(vi)	to the extent the subject matter of the claim
is covered by insurance (including title insurance) held by Buyer; or

			(vii)	to the extent the claim for
indemnification is based upon circumstances which resulted in an adjustment or proration of the Purchase Price pursuant to Article
III hereof; and

		(e)	the amount of any recovery by the Buyer
Indemnitees pursuant to Section 10.3 shall be net of any foreign, Federal, state and/or local income tax benefits inuring to the Buyer Indemnitees as a result of the state of facts which entitled the Buyer Indemnitees to recover from Seller pursuant to
Section 10.3. [Intentionally Omitted].

	10.5	Buyer's Indemnification Obligations.  Buyer shall
indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

		(a)	any inaccuracy in or breach of any representation
and warranty made by Buyer in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

		(b)	any breach by Buyer of, or failure by Buyer to
comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X);

		(c)	Buyer's failure to pay, discharge and perform any
of the Assumed Liabilities; or

		(d)	any Third Party Claims to the extent caused by the
acts or omissions of Buyer after the First Closing Date, including, without limitation, Damages which arise out of Buyer's ownership of the Real Property after the First Closing Date, or to the extent caused by Buyer's operation of the Business after the Second Closing Date.

	10.6 Cooperation. Subject to the provisions of Section 10.7, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

	10.7 Third Party Claims. Forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:

		(a)	the defense of a Third Party Claim is so tendered
and such tender is accepted without qualification by the Indemnifying Party; or

		(b)	within thirty (30) days after the date on which
written notice of a Third Party Claim has been given pursuant to this Section 10.7, the Indemnifying Party shall acknowledge with qualification its indemnification obligations as provided in this
Article X in writing to the Indemnified Party, but shall commit to providing defense;

then, except as hereinafter provided, the Indemnified Party shall not have the right to defend or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to defend and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article X shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept the defense of a Third Party Claim tendered pursuant to this Section 10.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 10.7, the Indemnified Party so defends or settles a Third Party Claim, for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending the Third Party claim which is incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

ARTICLE XI

Effect of Termination/Proceeding

	11.1	General.  The parties shall have the rights and
remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article XI.

	11.2	Right to Terminate.  This Agreement and the transaction
contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 13.4:

		(a)	by the mutual written consent of Buyer and Seller;
or

		(b)	by either of such parties if the First Closing
shall not have occurred at or before 11:59 p.m. on March 17, 1997; or if the Second Closing shall not have occurred at or before 11:59 p.m. on June 30, 1997; provided, however, that the right to terminate this Agreement under this Section 11.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the subject Closing to occur on or prior to the aforesaid date.

		(c)	by Seller as provided under Section 3.9 hereof.

		(d)	by either of such parties if, notwithstanding the
terminating party's diligent good faith efforts, any condition on such parties obligations hereunder, or set forth in Article VI hereof, is not fulfilled at or prior to the subject Closing.

		(e)	by Buyer as provided under Section 3.10(b)(ii)
hereof.

	11.3	Certain Effects of Termination.  In the event of the
termination of this Agreement by either Seller or Buyer as provided in Section 11.2:

		(a)	each party, if so requested by the other party,
will return promptly every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transaction contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made;

		(b)	all information received by any party hereto with
respect to the business of the other party hereto or its subsidiaries, divisions, affiliates or associates (other than information which is a matter of public knowledge or which has heretofore been or is hereafter publicly published in any publication for public distribution or filed as public information with any governmental authority) shall not, unless otherwise required by law, at any time be used for the advantage of, or disclosed to third parties by, such party for any reason whatsoever.

This Section 11.3 shall survive any termination of this Agreement.

	11.4	Remedies.  No party shall be limited to the termination
right granted in Section 11.2 by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

		(a)	proceed to close despite the nonfulfillment of any
closing condition, it being understood that consummation of the transaction contemplated hereby shall be deemed a waiver of a breach of any representation, warranty or covenant or of any party's rights and remedies with respect thereto to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless occur;

		(b)	decline to close, terminate this Agreement as
provided in Section 11.2, and thereafter seek damages to the extent permitted in Section 11.5; or

		(c)	seek specific performance of the obligations of
the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

	11.5	Right to Damages.  If this Agreement is terminated
pursuant to Section 11.2, neither party hereto shall have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's willful failure to comply with a material covenant set forth herein, in which event termination pursuant to Section 11.2 shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party, and said party shall be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees).

	11.6	Deposit.  If Buyer wilfully fails to complete the First
Closing, absent default by Seller, then Seller shall be entitled to keep and retain the Deposit, and to apply same against Seller's damages incurred as a result of such default by Buyer, it being acknowledged that Seller's actual damages are likely to exceed the amount of the Deposit.


ARTICLE XII

Insurance and Taxes; Risk of Loss

	12.1	[Intentionally Omitted]

	12.2	Taxes.  All foreign, federal, state, county and local
income, excise, withholding, property, sales, use, franchise, and other tax returns and related information (including, without limitation, information returns) required to be filed up to and including the First Closing Date or the Second Closing Date, as applicable, have been prepared and filed or will be prepared and filed in accordance with applicable law and with payment in full, or establishment of an adequate reserve for all taxes, interest, penalties, assessments or deficiencies thereon that have become due pursuant to such returns or pursuant to any assessment which has become payable or otherwise, subject to any extension granted for the filing of any return or for the payment of any tax, interest, penalty, assessment or deficiency. Buyer shall assume all tax liabilities for the Real Property that may become payable after the First Closing Date (except as provided in the Lease), and for any other items of the Property that may become payable after the Second Closing Date.

	12.3	Risk of Loss; General.  All risk of loss with respect
to the Real Property shall be upon Seller until the First
Closing, and thereafter upon Buyer. All risk of loss with respect to the Property other than the Real Property shall be upon Seller until the Second Closing, and thereafter upon Buyer.

	12.4	Risk of Loss; Special Provisions.

		(a)	In the event of material destruction or damage of
any buildings or other improvements located on the Real Property or the condemnation of a material portion of the Real Property prior to the First Closing, Seller shall either (i) upon providing Buyer with a description thereof, repair such damage and destruction at Seller's expense prior to the First Closing
Date or (ii) promptly notify Buyer of the damage or destruction and Seller's inability or decision not to repair it. Within ten
(10) days after receipt by Buyer of Seller's notification of its inability or decision not to repair, Buyer shall have the right to notify Seller of Buyer's election to terminate this Agreement.
If any destruction, damage or condemnation of any building or other improvement on the Real Property is not material (as provided in subsection (b), below), or if such destruction, damage or condemnation is material and un-repaired by Seller prior to the First Closing Date but Buyer does not elect to terminate this Agreement as provided in the immediately preceding sentence, Buyer shall be obligated to complete the First Closing, but shall be entitled to a credit against the Purchase Price of an amount equal to the insurance or condemnation proceeds, if any, received by Seller by reason of such damage, destruction, or condemnation (to the extent such funds have not been expended on, or committed to, the repair or restoration of such damaged, destroyed or condemned property), and Seller shall at the First
Closing Date assign to Buyer any rights Seller has to receive any future insurance proceeds or payments with respect to such damage, destruction or condemnation. Notwithstanding the foregoing, Buyer shall in no event be entitled to a credit against the Purchase Price, or to receive any portion of such insurance proceeds, in an amount greater than $26,000,000.00, provided in such event that the Second Closing shall take place on the First Closing Date. Any insurance proceeds not credited against the Purchase Price shall be and remain the property of Seller exclusively, and Buyer shall have no claim thereto.
Seller shall in no event be obligated to repair any such damage.

		(b)	Material destruction or damage shall be deemed to
have occurred if the damage is such that it may be reasonably expected to prevent or materially and adversely affect the conduct of gaming operations, or operation of the Business for a period in excess of one hundred twenty (120) days, or result in an uninsured loss in excess of One Million Dollars ($1,000,000) for which Seller is unwilling to assume responsibility. In the case of condemnation, the affected Property shall be deemed to be a "material portion of the Property" if such condemnation may be reasonably expected to interfere materially and permanently with the operation of the Business as presently being conducted or the ability of Buyer to further develop a substantial portion of the Property for hotel/casino purposes (condemnation of an easement or the fee, for utility or roadway purposes relating to an unimproved area, which is not occupied by buildings, within fifteen (15) feet of the perimeter of the Property shall be deemed, in the absence of such condemnation materially restricting access to the Property, for example (but without limitation), not to interfere materially and permanently).

		(c)	Between the First Closing and the Second Closing,
Buyer shall bear all risk of loss with respect to the Non-Gaming
Hard Assets, and Seller shall bear all risk of loss with respect to the Gaming and Other Assets. Each party shall keep its respective portion of this Property fully insured against loss or casualty. If any of the Non-Gaming Hard Assets and/or the Gaming and Other Assets are damaged or destroyed by fire or other casualty, or are taken by condemnation, between the First Closing and the Second Closing, Buyer shall nevertheless be obligated to complete the Second Closing (or the Modified Second Closing), but
Buyer shall be entitled to a credit against the Second Purchase
Price in an amount equal to the insurance or condemnation proceeds received by Seller on account of the damage, destruction, or taking, if any, of the Gaming and Other Assets, up to the amount of (and not to exceed) the amount of the Second
Purchase Price, or (in the case of the Modified Second Closing), credit in an amount equal to such insurance or condemnation proceeds received by Seller on account of damage, destruction or taking of the assets actually purchased by Buyer, up to the amount of the reduced Second Purchase Price described in Section
3.4(c) hereof.

		(d)	This Section is intended as an express provision
with respect to destruction and condemnation which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act,
N.R.S. 113.030 et. seq.

ARTICLE XIII

Miscellaneous

	13.1	[Intentionally Omitted]

	13.2	Publicity.  At all times from the date hereof through
the date of the Second Closing the Buyer shall not make any public announcement of the transactions contemplated hereby without the prior written consent of the Seller. Seller and its affiliates shall be entitled to make any and all public announcements concerning this transactions as they may be obligated to disclose under applicable law. Nothing contained herein shall prevent Seller or its affiliates from communicating with their agents and prospective purchasers or other contracting parties with respect to the Business or Property, prior to 5:00
p.m. EST on February 28, 1997, as contemplated under Section 1.5 hereof. Nothing contained herein shall prevent the Buyer from making disclosures to third parties reasonably related to obtain financing for the Purchase Price. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency which it is requested to furnish to such agency or pursuant to any court order, regulation or applicable gaming law. The covenants of the Buyer contained in this Section are in addition to the Buyer's covenants contained in the separately executed confidentiality agreement, each of which covenants is hereby confirmed. The foregoing provisions are binding upon the parties as provided in Section 1 hereof.

	13.3	Time of Essence.  Buyer and Seller acknowledge and
agree that the times and dates specified for the performance of all obligations hereunder are and shall be of the essence of this Agreement.

	13.4	Notices.  All notices required or permitted to be given
hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United
States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United
States mail, postage prepaid, registered or certified mail.
Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two
(2) business days after its delivery by facsimile. All notices shall be addressed as follows:

			If to Seller
			Addressed to

			Players International, Inc.
			1300 Atlantic Avenue, Suite 800
			Atlantic City, NJ 08401
			Attention: Patrick Madamba, V.P.
 			Telecopier: (609) 449-7765

			with a copy to

			Horn, Goldberg, Gorny, Plackter, Weiss & Perskie,
P.C.
			1300 Atlantic Avenue, Suite 500
			Atlantic City, NJ 08401
			Attention: Melvyn J. Tarnopol, Esquire
 			Telecopier: (609) 348-6834

			If to Buyer
			Addressed to

			RBG, LLC.
			911 No. Buffalo Drive, Suite  201
			Las Vegas, NV 89128
			Attention:  Robert R. Black, Sr.
			Telecopier: (702) 341-5287

			with a copy to

			Keefer, O'Reilly, Ferrario & Lubbers
			325 South Maryland Parkway
			Las Vegas, NV 89101
			Attention:  John O'Reilly, Esq.
 			Telecopier: (702) 387-6978

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12.5.

	13.5	Expenses.  Each party hereto shall bear its own
professional fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses.

	13.6	Entire Agreement.  This Agreement and the Buyer's
Ancillary Documents and the Seller's Ancillary Documents (the Buyer's Ancillary Documents and the Seller's Ancillary Documents together being referred to herein as the "Ancillary Agreements") constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit and the Disclosure Schedule, shall be considered incorporated into this Agreement and the Ancillary Agreements. Any matter which is disclosed in any portion of the Disclosure Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement and the Ancillary Agreements. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement and the Ancillary Agreements. The parties make no representations or warranties to each other, except as contained in this Agreement and the Ancillary Agreements, and any and all prior representations and statements made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement and the Ancillary Agreements, it being intended that no such representations or statements shall survive the execution and delivery of this Agreement and the Ancillary Agreements. Buyer acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business in making its determination as to the propriety of the transactions contemplated by this Agreement and the Ancillary Agreements, and in entering into this Agreement and the Ancillary Agreements has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement and in the Seller's Ancillary Documents delivered by Seller pursuant to the provisions of this Agreement.

	13.7	Non-Waiver.  The failure in any one or more instances
of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Except as provided in Sections 3.10(b) and 11.4(a), no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

	13.8	Counterparts.  This Agreement may be executed in
multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

	13.9	Severability.  The invalidity of any provision of this
Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

	13.10	Applicable Law.  This Agreement shall be governed
and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Nevada applicable to contracts made in that State.

	13.11	Binding Effect; Benefit.  This Agreement shall
inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

	13.12	Assignability.

		(a)	Neither this Agreement, nor any interest therein
may be assigned or transferred in whole or in part by Seller except with the consent in writing of the Buyer, which consent shall not be unreasonably withheld, and no such assignment shall relieve the Seller of any liability hereunder. Through the Second Closing Date, Buyer shall have no right to assign this Agreement or any document entered into pursuant hereto, nor any interest therein, nor to negotiate or enter into any agreement to do so and any such purported assignment or agreement or negotiations to do so shall be void and of no effect, shall constitute a default by Buyer hereunder and under the Agreement, and any monetary or other benefit therefrom shall be the property of Seller. Notwithstanding the foregoing, Buyer shall have the limited right to assign this Agreement, if any, to Buyer and any combination of James A. Black, Gary W. Black, Michael T. Black,
Barry R. Moore, Troy Herbst, Edward Herbst, Timothy Herbst,
Michael Gaughan and Leo Lewis, or to an entity which is 100% owned or controlled by Buyer and any combination of such listed individuals, and which remains 100% owned and controlled by Buyer and such listed individuals through completion of the Second
Closing; provided, however, that no such assignment will be permitted if, in Seller's reasonable discretion, it does or will likely delay the approval of the transactions contemplated hereunder by any of the Nevada Gaming Authorities. Upon any such permitted assignment, Buyer (together with any predecessor Buyer) shall personally and unequivocally guarantee any such assignee's performance of the obligations of Buyer under this Agreement, as the case may be, until such time as the Purchase Price (including the Second Purchase Price) has been paid in full.

		(b)	Buyer represents and warrants to Seller that Buyer
is purchasing the Property for its own account and not with a view towards resale, in whole or in part, or directly or indirectly. Buyer covenants and agrees that during the period
(the "Restrictive Period") between the First Closing and June 30,
1998, Buyer shall not dispose of any of the Property except in the ordinary course of the Business, nor enter into any agreement to do so, and the principals of Buyer shall not dispose of any interest in Buyer, nor enter into any agreement to do so.
Notwithstanding the foregoing, the principals of Buyer may dispose of interests in Buyer, provided that, notwithstanding any such disposition, Robert R. Black, Sr. retains management control, directly or indirectly through his wholly-owned entity, over Buyer and the Business.

	13.13	Amendments.  This Agreement shall not be modified
or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

	13.14	Headings.  The headings contained in this
Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

	13.15	Governmental Reporting.  Anything to the contrary
in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

	13.16	[Intentionally Omitted]

	13.17	Consent to Jurisdiction.  This Agreement has been
executed and delivered in and shall be deemed to have been made in Las Vegas, Nevada. Seller and Buyer each agrees to the exclusive jurisdiction of any state or Federal court within the City of Las Vegas, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered mail, directed to it at its address as set forth in Section 12.5, and service so made shall be deemed to be completed when received. Seller and Buyer each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of Seller or Buyer to serve legal process in any other manner permitted by law.

	13.18	Regulatory Matters.

		(a)	Several of Seller's affiliates ("Players
Entities") are licensed by and otherwise subject to the authority of various casino and gaming regulatory agencies including, but without limitation, gaming regulators in Illinois, Kentucky, Louisiana, Missouri, Nevada and New Jersey ("Gaming Regulators"). Players has adopted a regulatory compliance policy, and Buyer, for itself and its successors and permitted assigns, agrees to provide Players with such documentation, information and assurances regarding itself, any owners, principal employees, brokers, agents or others where applicable as may be necessary in order for Seller to comply with Players' regulatory compliance policy and with the request of any Gaming Regulators. The foregoing shall be a material obligation of Buyer hereunder. Seller hereby agrees that Buyer's delivery of a copy of Robert R. Black Sr.'s Nevada gaming license shall fulfill Buyer's obligations hereunder.

		(b)	Players and Seller shall cooperate with respect to
any of Buyer's reasonable information requests in connection with any and all of the regulatory approvals (including regulatory informational requests) necessary for Buyer to consummate the transactions contemplated by this Agreement, if any.

	13.19	Survival.  All of the representations, covenants
and warranties of the parties set forth in this Agreement shall be continuing and shall survive the execution, delivery and performance of this Agreement and shall not be merged; provided, however, that Seller's liabilities hereunder and under the Seller's Ancillary Documents shall terminate and be of no further force or effect on and as of the date which is three (3) years after the Date of the Second Closing.

	13.20	[Intentionally Omitted]

	13.21	Termination of Letter of Intent.  By their
execution of this Agreement, Seller and Buyer hereby agree that the Letter of Intent between them, dated January 27 and 28, 1997, is hereby terminated and of no further force or effect.

	13.22	Brokerage Matters.  	Buyer agrees that at the
First Closing it shall pay to Steven Cohen, Esquire (301 E. Clark, Las Vegas, Nevada), a finder's fee with respect to the transaction contemplated hereby in the amount of $250,000.00. Each of the parties hereto represents and warrants to the other that, except as provided in the immediately preceding sentence, neither such party nor any officer, director or agent of such party has entered into any agreement for the payment of any brokerage or finder's fees, commissions, compensation or expenses to any person, firm or corporation in connection with the transactions contemplated by this Agreement, and each agrees to indemnify and hold and save the other or others harmless from any such fees, commissions, compensation or expenses (including reasonable attorneys' fees and other expenses incurred in connection with any such claim which may be due or asserted by reason of any such agreement or purported agreement by the indemnifying party.

	13.23	Access.     Seller shall afford Buyer access to
the Property from time to time, provided that Buyer covenants not to interfere with Seller's conduct of the Business.

	13.24   Contract Renewals.	Seller agrees to use its good
faith efforts to terminate or otherwise refrain from renewing any Other Agreements, the termination, expiration or non-renewal of which would, in Seller's discretion, not have an adverse effect upon the Business. The foregoing shall include, without limitation, Seller's agreement with Leroy's Horse and Sports
Place. As to any of the Other Agreements that Seller does renew, Seller shall use its good faith efforts to have such renewal limited to a month-to-month basis.


(signatures continued on following page)


(signatures continued from previous page)


	IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

					SELLER:

					PLAYERS NEVADA, INC., a Nevada
corporation

					By:

					PLAYERS MESQUITE LAND, INC., a Nevada
	 				corporation

					By:


					PLAYERS MESQUITE GOLF CLUB, INC., a
 	 				Nevada corporation

					By:









(signatures continued on following page)

(signatures continued from previous page)


					BUYER:

					RBG, LLC, a Nevada limited liability
company


					By:
						Robert R. Black, Sr.







JOINDER

		The undersigned hereby joins in the execution of this Agreement to evidence his agreement to personally and unconditionally guaranty the performance of Buyer's obligations hereunder, until such time as the Purchase Price (including the Second Purchase Price) has been paid in full.



	_______________________________
				Robert R. Black, Sr.

Unrecorded Mesquite Documents

	1.	Agreement Concerning Development of Golf Course and
Residential Housing dated February 3, 1995 by and between Players Mesquite Golf Club, Inc. and River view Limited Liability Company (the "Golf Course Agreement"), as amended by Amendment Agreement dated June 2, 1995 by and among Players Mesquite Golf Club, Inc., Riverview Limited Liability Company, Players Nevada, Inc.,
Players Mesquite Land, Inc., Hafen Dairy, Inc., Brian K. Hafen and Dawn N. Hafen, and Mesquite Mart, Inc. (the "Amendment").

	2.	Letter Agreement dated June 2, 1995 by and between
Players Mesquite Golf Club, Inc. and Riverview Limited Liability Company regarding real estate taxes. This letter sets forth the allocable percentages of the real estate taxes to be paid by the Hafens on the one hand and Players on the other until such time as the golf course parcel is subdivided from the balance of the land owned by the Hafens to be developed under the Golf Course Agreement.

	3.	Bureau of Land Management Land Use Permit No. N-59743
for Government Lot 2 issued effective April 26, 1995. This permit has been renewed through April 25, 1998 subject to payment of an annual fee of $220.00.

	4.	A First Amendment to the June 2, 1995 Lease Agreement
between Players Mesquite Golf Club, Inc. and Riverview's Limited Liability Company which was made on August 25, 1995. The First Amendment to Lease Agreement also amended Section 1.3 of the Golf Course Agreement concerning the obligation and time table for completion of the 18 hole golf course.

	5.	Lease Agreement dated June 2, 1995 by and between
Players Mesquite Land, Inc. and Riverview Limited Liability Company. This leases back to the Hafens the 17.4 acres the billboard and the irrigation shares which Players purchased from the Hafens.

	6.	Undated Outdoor Advertising Agreement  between Mesquite
Mart, Inc. and Players Nevada, Inc. covering the billboard which is located on the 17.4 acre parcel, and the First Amendment to that agreement which was entered into on June 2, 1995.

	7.	Assignment and Partial Termination of Option Rights
dated June 2, 1995.

	8.	Second Amendment to Lease Agreement dated as of January
9, 1997 between Players Golf and River View Limited Liability
Company, concerning the description of the leased premises, real estate taxes, and other matters.

	9.	Letter Agreement dated January 10, 1997 between Players
Golf and River View Limited Liability Company, concerning a golf cart path easement and other matters.

	10.	Letter Agreement dated August 23, 1995 between Players
Mesquite Golf Course, Players Nevada, Inc., Players Mesquite
Land, Inc., Players International, Inc., River View Limited
Liability Company, Bryan K Hafen, Dawn N. Hafen, Hafen Dairy,
Inc., Mesquite Mart, Inc. and First Interstate Bank of Nevada,
N.A.